Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2018; Sets Outlook for Full Year 2019

  4Q18 revenue of $1.1 billion down 9% from 4Q17; FY 2018 revenue of $4.4 billion up 6% from FY 2017
  4Q18 diluted EPS of $1.29 up from $0.13 in 4Q17; 4Q18 adjusted diluted EPS of $1.63 up 8% from $1.511
  FY 2018 diluted EPS of $6.74 up 31% from FY 2017; FY 2018 adjusted diluted EPS of $7.39 up 22% from FY 20171
  Announcing a quarterly dividend of $0.50 per share, up 14% from Moody’s prior quarterly dividend of $0.44 per share, and a $500 million accelerated share repurchase program
  Projected FY 2019 diluted EPS of $7.30 to $7.55; adjusted diluted EPS of $7.85 to $8.10

NEW YORK--(BUSINESS WIRE)--February 15, 2019--Moody’s Corporation (NYSE:MCO) today announced results for the fourth quarter and full year 2018, as well as provided its outlook for full year 2019.

“Moody’s Corporation achieved strong results for full year 2018, driven by robust performance at Moody’s Analytics, prudent expense management and the benefit of a lower effective tax rate, despite weaker than expected global debt issuance in the fourth quarter,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “For 2019, we remain focused on strong execution across the business and project revenue growth in the mid-single-digit percent range, diluted EPS in the range of $7.30 to $7.55 and adjusted diluted EPS in the range of $7.85 to $8.10, with strength in Moody’s Analytics offsetting expectations for flat to down issuance in global debt.”

FOURTH QUARTER HIGHLIGHTS

Moody’s Corporation reported revenue of $1.1 billion for the three months ended December 31, 2018, down 9% from the fourth quarter of 2017.

Operating expenses totaled $683.5 million, down 2% from the prior-year period. Operating income was $376.6 million, down 19% from the fourth quarter of 2017. Adjusted operating income, which excluded depreciation and amortization, a restructuring charge, and non-recurring expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”) was $477.8 million, down 8% from the prior-year period. Operating margin for the fourth quarter was 35.5% and the adjusted operating margin was 45.1%.

Diluted EPS of $1.29 was up from $0.13 in the fourth quarter of 2017. Adjusted diluted EPS of $1.63 was up 8%. Fourth quarter 2018 adjusted diluted EPS primarily excluded $0.19 per share related to a restructuring charge. Fourth quarter 2017 adjusted diluted EPS primarily excluded a $1.26 per share net charge due to the impacts of tax reform in the U.S. and Europe. Additional adjustments for fourth quarter 2018 and fourth quarter 2017 are included in Table 12 at the end of this press release.

MCO FOURTH QUARTER REVENUE DOWN 9%

Moody’s Corporation reported revenue of $1.1 billion for the three months ended December 31, 2018, down 9% from the prior-year period.

U.S. revenue was $546.9 million, down 11%, and non-U.S. revenue was $513.2 million, down 7%. Revenue generated outside the U.S. constituted 48% of total revenue, up from 47% in the prior-year period. Foreign currency translation unfavorably impacted Moody’s revenue by 1%.

Moody’s Investors Service (MIS) Fourth Quarter Revenue Down 18%

Revenue for MIS for the fourth quarter of 2018 was $595.4 million, down 18% from the prior-year period as market conditions increasingly suppressed global debt issuance activity. U.S. revenue was $349.9 million, down 21%, and non-U.S. revenue was $245.5 million, down 14%. Foreign currency translation unfavorably impacted MIS revenue by 1%.

Corporate finance revenue was $282.7 million, down 15% from the prior-year period. This result reflected a decline in issuance activity across all asset classes, with particular weakness in U.S. and EMEA speculative grade bonds. U.S. and non-U.S. corporate finance revenues were down 15% and 16%, respectively.

Structured finance revenue was $129.8 million, down 12% from the prior-year period. This result primarily reflected lower U.S. commercial real estate issuance. U.S. structured finance revenue was down 20%, while non-U.S. structured finance revenue was up 6%.

Financial institutions revenue was $87.3 million, down 27% from the prior-year period. This result was driven primarily by a decrease in global banking and U.S. insurance issuance. Revenue in the prior-year period was elevated due to issuance from infrequent banking issuers. U.S. and non-U.S. financial institutions revenues were down 38% and 18%, respectively.

Public, project and infrastructure finance revenue was $90.8 million, down 24% from the prior-year period. This result was primarily driven by reduced U.S. public finance and U.S. and EMEA infrastructure finance issuance. U.S. and non-U.S. public, project and infrastructure finance revenues were down 25% and 21%, respectively.

Moody’s Analytics (MA) Fourth Quarter Revenue Up 5%

Revenue for MA for the fourth quarter of 2018 was $464.7 million, up 5% from the fourth quarter of 2017. U.S. revenue was $197.0 million, up 13%, and non-U.S. revenue was $267.7 million, approximately flat to the prior-year period. Foreign currency translation unfavorably impacted MA revenue by 2%. Organic MA revenue for the fourth quarter of 2018, which excluded the recent acquisitions of Reis and Omega Performance, was $453.4 million, up 3% from the prior-year period.

Research, data and analytics (RD&A) revenue was $302.4 million, up 17% from the prior-year period. U.S. and non-U.S. RD&A revenues were up 17% and 18%, respectively. Organic RD&A revenue, which excluded Reis revenue, was $294.1 million, up 14%, driven by results at Bureau van Dijk and strength in sales of credit research and ratings data feeds.

Enterprise risk solutions (ERS) revenue was $118.8 million, down 17% from the prior-year period. As expected, ERS results reflected the shift in product mix away from one-time software licenses and services projects to subscriptions sold under a software-as-a-service model. The decline in license and services revenues outpaced the growth in revenue from subscriptions that will be recognized ratably over time. U.S. and non-U.S. ERS revenues were down 1% and 24%, respectively.

Professional services (PS) revenue was $43.5 million, up 9% from the prior-year period. U.S. professional services revenue was up 31%, while non-U.S. revenue was down 3%. Organic professional services revenue, which excluded Omega Performance revenue, was $40.5 million, up 1% from the prior-year period.

FOURTH QUARTER OPERATING EXPENSES AND INCOME

Fourth quarter 2018 operating expenses for Moody’s Corporation totaled $683.5 million, down 2% from the prior-year period. This result primarily reflected lower accruals for 2018 incentive compensation, partially offset by a restructuring charge of $48.7 million. Foreign currency translation favorably impacted operating expenses by 2%.

Operating income of $376.6 million, which included the restructuring charge, was down 19% from the fourth quarter of 2017. Adjusted operating income of $477.8 million was down 8% from the prior-year period. Foreign currency translation unfavorably impacted operating income and adjusted operating income each by 1%. Moody’s operating margin in the fourth quarter of 2018 was 35.5% and its adjusted operating margin was 45.1%.

FULL YEAR REVENUE UP 6%

Moody’s Corporation reported record revenue of $4.4 billion for full year 2018, up 6% from 2017. U.S. revenue was $2.3 billion, down 1%, while non-U.S. revenue was $2.1 billion, up 14% from the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 1%.

MIS revenue totaled $2.7 billion for full year 2018, down 2% from the prior-year period compared to a 10% decline in global debt issuance. U.S. revenue was $1.6 billion, down 5%. Non-U.S. revenue was $1.1 billion, up 2%, and represented 40% of MIS revenue, up from 39% in the prior-year period. Foreign currency translation favorably impacted MIS revenue by 1%.

MA revenue totaled $1.7 billion for full year 2018, up 21% from the prior-year period. U.S. revenue was $710.4 million, up 10%. Non-U.S. revenue was $1.0 billion, up 30%, and represented 59% of MA revenue, up from 55% in 2017. There was no material impact from foreign currency translation on MA revenue. Organic MA revenue for full year 2018, which excluded revenue from Reis and Omega Performance and included Bureau van Dijk revenue as of August 11, 2018, was $1.5 billion, up 7% from the prior-year period.

FULL YEAR OPERATING EXPENSES AND INCOME

Full year 2018 operating expenses for Moody’s Corporation totaled $2.6 billion, up 8% from the prior-year period. This result was driven by the inclusion of Bureau van Dijk operating expenses, a restructuring charge and incremental compensation related to salary adjustments and hiring, partially offset by lower accruals for 2018 incentive compensation awards. There was no material impact from foreign currency translation.

Operating income was $1.9 billion, up 3% from full year 2017. Adjusted operating income was $2.1 billion, up 6% from the prior-year period. Foreign currency translation favorably impacted operating income and adjusted operating income each by 1%. Moody’s operating margin for full year 2018 was 42.1% and its adjusted operating margin was 47.7%.

The effective tax rate for full year 2018 was 21.0%, down from 43.6% in the prior-year period. The decline in the tax rate primarily reflected a lower U.S. statutory tax rate in 2018 and the impact of U.S. tax reform in 2017.

Full year 2018 diluted EPS of $6.74 was up 31% compared to full year 2017. Adjusted diluted EPS of $7.39 was up 22% from full year 2017. Full year 2018 adjusted diluted EPS primarily excluded $0.43 per share related to the amortization of all acquisition-related intangible assets as well as Acquisition-Related Expenses. Full year 2017 adjusted diluted EPS primarily excluded a $1.27 per share net charge related to the impacts of tax reform in the U.S. and Europe. Additional adjustments for full year 2018 and full year 2017 are included in Table 12 at the end of this press release. Both full year 2018 diluted EPS and adjusted diluted EPS included a $0.20 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.”

2018 CAPITAL ALLOCATION AND LIQUIDITY

Approximately $540 Million Returned to Shareholders in 2018

During the fourth quarter of 2018, Moody’s repurchased 0.3 million shares at a total cost of $55.4 million, or an average cost of $153.20 per share, and issued a net 57 thousand shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody’s returned $84.3 million to its shareholders via dividend payments during the fourth quarter of 2018.

For full year 2018, Moody’s repurchased 1.2 million shares at a total cost of $202.6 million, or an average cost of $163.93 per share, and issued a net 1.5 million shares as part of its employee stock-based compensation plans. Moody’s also returned $337.2 million to its shareholders via dividend payments during 2018.

Today, Moody’s is announcing a quarterly dividend of $0.50 per share of Moody’s common stock, a 14% increase from the prior quarterly dividend of $0.44 per share. This dividend will be payable on March 18, 2019 to stockholders of record at the close of business on February 25, 2019.

In addition, Moody’s is announcing a $500 million accelerated share repurchase program expected to be complete during the second quarter of 2019.

Outstanding shares as of December 31, 2018 totaled 191.3 million, approximately flat to December 31, 2017. As of December 31, 2018, Moody’s had approximately $1.3 billion of share repurchase authority remaining.

Sources of Capital and Cash Flow Generation

At year-end, Moody’s had $5.7 billion of outstanding debt and approximately $1.0 billion of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at year-end were $1.8 billion, up from $1.2 billion on December 31, 2017. On January 3, 2019, Moody’s repaid its $450 million 2014 Senior Notes with proceeds from its December 2018 bond offering. After this repayment, Moody’s had $5.3 billion of outstanding debt and total cash, cash equivalents and short-term investments of $1.4 billion.

Cash flow from operations in 2018 was $1.5 billion, an increase from $754.6 million in 2017. Free cash flow in 2018 was $1.4 billion, an increase from $664.0 million in 2017. These increases in cash flow were primarily due to payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2019

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the level of debt capital markets activity. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.27 to £1 and for the euro (€) of $1.14 to €1.

Full year 2019 diluted EPS is expected to be $7.30 to $7.55. The Company expects full year 2019 adjusted diluted EPS to be $7.85 to $8.10.

Please see Table 13 – 2019 Outlook for a complete view of Moody’s 2019 guidance.

CONFERENCE CALL

Moody’s will hold a conference call to discuss fourth quarter and full year 2018 results as well as its 2019 outlook on February 15, 2019, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial in to the call by 11:20 a.m. ET. The passcode for the call is 2571998.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured & Upcoming Events and Presentations”. The webcast will be available until 3:30 p.m. ET on March 16, 2019.

A replay of the teleconference will be available from 3:30 p.m. ET, February 15, 2019 until 3:30 p.m. ET, March 16, 2019. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2571998.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.4 billion in 2018, employs approximately 13,100 people worldwide and maintains a presence in 42 countries. Further information is available at https://www.moodys.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the Company’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s planned withdrawal from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Dodd-Frank Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2017, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

__________________________
1 Refer to tables at the end of this press release for a reconciliation between all adjusted and organic measures mentioned throughout this press release and GAAP.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2018	2017	2018	2017
Amounts in millions, except per share amounts

Revenue	$1,060.1	$1,165.5	$4,442.7	$4,204.1

Expenses:
Operating	304.1	340.9	1,245.5	1,216.6
Selling, general and administrative	278.2	303.4	1,080.1	985.9
Restructuring	48.7	-	48.7	-
Depreciation and amortization	48.3	49.9	191.9	158.3
Acquisition-related expenses	4.2	5.8	8.3	22.5
Total expenses	683.5	700.0	2,574.5	2,383.3

Operating income	376.6	465.5	1,868.2	1,820.8
Non-operating (expense) income, net
Interest expense, net	(55.5)	(58.3)	(216.0)	(208.5)
Other non-operating income, net	0.5	0.5	18.8	3.7
Purchase price hedge gain	-	-	-	111.1
CCXI gain	-	-	-	59.7
Total non-operating expense, net	(55.0)	(57.8)	(197.2)	(34.0)
Income before provision for income taxes	321.6	407.7	1,671.0	1,786.8
Provision for income taxes	68.9	379.2	351.6	779.1
Net income	252.7	28.5	1,319.4	1,007.7
Less: net income attributable to noncontrolling interests	2.4	3.0	9.8	7.1
Net income attributable to Moody's Corporation	$250.3	$25.5	$1,309.6	$1,000.6

Earnings per share attributable to Moody's common shareholders
Basic	$1.31	$0.13	$6.84	$5.24
Diluted	$1.29	$0.13	$6.74	$5.15

Weighted average number of shares outstanding
Basic	191.4	191.0	191.6	191.1
Diluted	194.0	194.4	194.4	194.2

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2018	2017	2018	2017

Moody's Investors Service
Corporate Finance	$282.7	$333.9	$1,334.1	$1,392.7
Structured Finance	129.8	147.8	526.5	495.5
Financial Institutions	87.3	119.0	441.7	435.8
Public, Project and Infrastructure Finance	90.8	119.3	391.1	431.3
MIS Other	4.8	4.7	19.0	18.5
Intersegment royalty	32.0	29.7	124.0	111.7
Sub-total MIS	627.4	754.4	2,836.4	2,885.5
Eliminations	(32.0)	(29.7)	(124.0)	(111.7)
Total MIS revenue	595.4	724.7	2,712.4	2,773.8

Moody's Analytics
Research, Data and Analytics	302.4	258.0	1,134.1	832.7
Enterprise Risk Solutions	118.8	142.8	437.4	448.6
Professional Services	43.5	40.0	158.8	149.0
Intersegment revenue	2.3	4.4	12.3	16.0
Sub-total MA	467.0	445.2	1,742.6	1,446.3
Eliminations	(2.3)	(4.4)	(12.3)	(16.0)
Total MA revenue	464.7	440.8	1,730.3	1,430.3

Total Moody's Corporation revenue	$1,060.1	$1,165.5	$4,442.7	$4,204.1

Moody's Corporation revenue by geographic area

United States	$546.9	$614.4	$2,329.6	$2,348.4
International	513.2	551.1	2,113.1	1,855.7

	$1,060.1	$1,165.5	$4,442.7	$4,204.1

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2018	2017
Amounts in millions

Cash and cash equivalents (1)	$1,685.0	$1,071.5
Short-term investments	132.5	111.8
Total current assets (1)	3,386.9	2,580.6
Non-current assets	6,139.3	6,013.6
Total assets (1)	9,526.2	8,594.2
Total current liabilities (1)(2)	2,098.5	2,063.3
Total debt (1)(3)	5,676.0	5,540.5
Other long-term liabilities	1,545.1	1,534.7
Total shareholders' equity (deficit)	656.5	(114.9)

Total liabilities and shareholders' equity (deficit) (1)	9,526.2	8,594.2

Actual number of shares outstanding	191.3	191.0

(1) On January 3, 2019, the Company repaid the $450 million aggregate principal amount of the 2014 Senior Notes (5-year), decreasing the balances shown as of December 31, 2018.
(2) The December 31, 2018 and December 31, 2017 amounts include $449.9 million and $429.4 million, respectively, of debt and commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(3) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	December 31, 2018
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(3.7)	$(0.6)	$(0.7)	$495.0
4.50% 2012 Senior Notes, due 2022	500.0	1.9	(1.6)	(1.4)	498.9
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.5)	(2.0)	496.5
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	-	(0.1)	-	449.9
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.2	(5.5)	597.7
1.75% 2015 Senior Notes, due 2027	571.6	-	-	(3.1)	568.5
2.75% 2017 Senior Notes, due 2021	500.0	4.0	(1.0)	(2.4)	500.6
2.625% 2017 Senior Notes, due 2023	500.0	-	(0.9)	(2.8)	496.3
3.25% 2017 Senior Notes, due 2028	500.0	-	(4.7)	(3.7)	491.6
3.25% 2018 Senior Notes, due 2021	300.0	-	(0.4)	(1.5)	298.1
4.25% 2018 Senior Notes, due 2029	400.0	-	(3.0)	(3.3)	393.7
4.875% 2018 Senior Notes, due 2048	400.0	-	(6.7)	(4.1)	389.2
Total debt	$5,721.6	$2.2	$(17.3)	$(30.5)	$5,676.0
Current portion					(449.9)
Total long-term debt					$5,226.1

	December 31, 2017
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$-	$(1.0)	$(1.2)	$497.8
4.50% 2012 Senior Notes, due 2022	500.0	(0.8)	(2.0)	(1.7)	495.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.4)	495.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(2.2)	(0.2)	(1.1)	446.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.7)	597.6
1.75% 2015 Senior Notes, due 2027	600.4	-	-	(3.6)	596.8
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.3)	(3.2)	495.5
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.5)	299.5
2.625% 2017 Senior Notes, due 2023	500.0	-	(1.1)	(3.5)	495.4
3.25% 2017 Senior Notes, due 2028	500.0	-	(5.2)	(3.9)	490.9
2017 Term Loan Facility, due 2020	500.0	-	-	(0.7)	499.3
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt	$5,580.4	$(3.0)	$(9.4)	$(27.5)	$5,540.5
Current portion					(429.4)
Total long-term debt					$5,111.1

(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes, the 2014 Senior Notes (5-Year) and the 2017 Senior Notes due 2021. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2018	2017	2018	2017
Amounts in millions

Interest:
Expense on borrowings	$(50.3)	$(50.2)	$(197.4)	$(190.1)
Income	4.0	3.0	14.7	16.0
UTPs and other tax related liabilities	(4.8)	(5.9)	(15.4)	(15.3)
Net periodic pension costs - interest component (1)	(4.8)	(5.4)	(19.3)	(20.1)
Interest capitalized	0.4	0.2	1.4	1.0
Total interest expense, net	$(55.5)	$(58.3)	$(216.0)	$(208.5)
Other non-operating (expense) income, net:
FX loss	$(7.8)	$(4.3)	$(11.4)	$(16.8)
Net periodic pension costs - other components (1)	2.5	2.7	10.3	8.4
Joint venture income	4.6	5.6	13.8	13.3
Other	1.2	(3.5)	6.1	(1.2)
Other non-operating (expense) income, net	0.5	0.5	18.8	3.7
CCXI Gain (2)	-	-	-	59.7
Purchase Price Hedge Gain (3)	-	-	-	111.1
Total non-operating (expense) income, net	$(55.0)	$(57.8)	$(197.2)	$(34.0)

(1) The Company adopted a new accounting standard relating to the accounting for pension costs in the first quarter of 2018 whereby all components of pension expense except for the service cost component are required to be presented in other non-operating income (expense). The service cost component continues to be reported as a component of operating and selling, general and administrative (SG&A) expense. This standard required retrospective adoption resulting in the reclassification of prior period results.

(2) Reflects the non-cash, non-taxable gain from a strategic realignment and expansion involving Moody's China affiliate, China Cheng Xin International Credit Rating Co. Ltd, in 2017.
(3) Reflects a gain on a foreign currency collar and forward contracts to economically hedge the Bureau van Dijk euro-denominated purchase price in 2017.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, restructuring and Acquisition-Related Expenses.

	Three Months Ended December 31,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$627.4	$467.0	$(34.3)	$1,060.1	$754.4	$445.2	$(34.1)	$1,165.5
Operating, selling, general and administrative expense	277.3	339.3	(34.3)	582.3	346.1	332.3	(34.1)	644.3

Adjusted operating income	350.1	127.7	-	477.8	408.3	112.9	-	521.2

Depreciation and amortization	15.6	32.7	-	48.3	18.3	31.6	-	49.9
Restructuring	32.2	16.5	-	48.7	-	-	-	-
Acquisition-Related Expenses	-	4.2	-	4.2	-	5.8	-	5.8
Operating income	$302.3	$74.3	$-	$376.6	$390.0	$75.5	$-	$465.5
Adjusted operating margin	55.8%	27.3%		45.1%	54.1%	25.4%		44.7%
Operating margin	48.2%	15.9%		35.5%	51.7%	17.0%		39.9%

	Year Ended December 31,
	2018				2017
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,836.4	$1,742.6	$(136.3)	$4,442.7	$2,885.5	$1,446.3	$(127.7)	$4,204.1
Operating, selling, general and administrative expense	1,179.0	1,282.9	(136.3)	2,325.6	1,239.3	1,090.9	(127.7)	2,202.5

Adjusted operating income	1,657.4	459.7	-	2,117.1	1,646.2	355.4	-	2,001.6

Depreciation and amortization	64.9	127.0	-	191.9	74.7	83.6	-	158.3
Restructuring	32.2	16.5	-	48.7	-	-	-	-
Acquisition-Related Expenses	-	8.3	-	8.3	-	22.5	-	22.5
Operating income	$1,560.3	$307.9	$-	$1,868.2	$1,571.5	$249.3	$-	$1,820.8
Adjusted operating margin	58.4%	26.4%		47.7%	57.1%	24.6%		47.6%
Operating margin	55.0%	17.7%		42.1%	54.5%	17.2%		43.3%

(1) Pursuant to the adoption of a new accounting standard relating to pension accounting, which required retrospective adoption, only the service cost component of net periodic pension expense will be classified within operating and SG&A expenses with the remaining components being classified as non-operating expenses. Prior period segment results have been restated to reflect this reclassification. Accordingly, operating and SG&A expenses for MIS and MA for the three months ended December 31, 2017 were reduced by $1.9 million and $0.8 million, respectively. For the year ended December 31, 2017, operating and SG&A expenses for MIS and MA were reduced by $7.6 million and $4.1 million, respectively.

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended December 31,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$176.9	$105.8	$282.7	$234.6	$99.3	$333.9
	63%	37%	100%	70%	30%	100%
Structured Finance	$81.6	$48.2	$129.8	$103.4	$44.4	$147.8
	63%	37%	100%	70%	30%	100%
Financial Institutions	$24.8	$62.5	$87.3	$56.8	$62.2	$119.0
	28%	72%	100%	48%	52%	100%
Public, Project and Infrastructure Finance	$52.7	$38.1	$90.8	$80.9	$38.4	$119.3
	58%	42%	100%	68%	32%	100%
MIS Other	$0.7	$4.1	$4.8	$1.5	$3.2	$4.7
	15%	85%	100%	32%	68%	100%
Total MIS	$336.7	$258.7	$595.4	$477.2	$247.5	$724.7
	57%	43%	100%	66%	34%	100%
Moody's Analytics	$76.9	$387.8	$464.7	$107.7	$333.1	$440.8
	17%	83%	100%	24%	76%	100%
Total Moody's Corporation	$413.6	$646.5	$1,060.1	$584.9	$580.6	$1,165.5
	39%	61%	100%	50%	50%	100%

	Year Ended December 31,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$918.1	$416.0	$1,334.1	$1,012.0	$380.7	$1,392.7
	69%	31%	100%	73%	27%	100%
Structured Finance	$341.0	$185.5	$526.5	$320.2	$175.3	$495.5
	65%	35%	100%	65%	35%	100%
Financial Institutions	$187.2	$254.5	$441.7	$194.7	$241.1	$435.8
	42%	58%	100%	45%	55%	100%
Public, Project and Infrastructure Finance	$237.6	$153.5	$391.1	$278.4	$152.9	$431.3
	61%	39%	100%	65%	35%	100%
MIS Other	$2.2	$16.8	$19.0	$2.5	$16.0	$18.5
	12%	88%	100%	14%	86%	100%
Total MIS	$1,686.1	$1,026.3	$2,712.4	$1,807.8	$966.0	$2,773.8
	62%	38%	100%	65%	35%	100%
Moody's Analytics	$275.2	$1,455.1	$1,730.3	$312.7	$1,117.6	$1,430.3
	16%	84%	100%	22%	78%	100%
Total Moody's Corporation	$1,961.3	$2,481.4	$4,442.7	$2,120.5	$2,083.6	$4,204.1
	44%	56%	100%	50%	50%	100%

Table 8 - Bureau van Dijk Stand-alone Performance

	Three Months Ended	Year Ended
Amounts in millions	December 31, 2018 (1)	December 31, 2018 (1)
Revenue	$89.5	$326.7
Direct expenses (2)	64.1	251.9
Operating income	25.4	74.8

Depreciation and amortization	17.7	73.3
Adjusted operating income (3)	$43.1	$148.1

Operating margin	28.4%	22.9%
Adjusted operating margin (2)(3)	48.2%	45.3%

(1) Full-year Bureau van Dijk results included approximately $17 million of revenue reductions relating to previous adjustments to deferred revenue recorded as part of acquisition accounting. This revenue reduction reduced adjusted operating margin by 280 bps for the full-year 2018.
(2) Excludes allocation of corporate overhead expenses.
(3) Adjusted operating income and adjusted operating margin are non-GAAP measures. Refer to Table 9 "Adjusted Operating Income and Adjusted Operating Margin" for further information regarding these adjusted measures and why management deems them to be useful.

Table 9 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization, restructuring, and Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. Management believes that the exclusion of depreciation and amortization, restructuring charges, and Acquisition-Related Expenses, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating income	$376.6	$465.5	$1,868.2	$1,820.8
Restructuring	48.7	-	48.7	-
Depreciation & amortization	48.3	49.9	191.9	158.3
Acquisition-Related Expenses	4.2	5.8	8.3	22.5

Adjusted operating income	$477.8	$521.2	$2,117.1	$2,001.6
Operating margin	35.5%	39.9%	42.1%	43.3%
Adjusted operating margin	45.1%	44.7%	47.7%	47.6%

Table 10 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Year Ended
	December 31,
	2018	2017
Net cash flows from operating activities	$1,461.1	$754.6
Capital expenditures	(90.4)	(90.6)
Free cash flow	$1,370.7	$664.0
Net cash used in investing activities	$(406.4)	$(3,420.0)
Net cash (used in) provided by financing activities	$(411.5)	$1,600.1

Table 11 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment, the RD&A LOB and the PS LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth of the Company's MA segment, RD&A LOB and PS LOB excluding the inorganic revenue impacts from the August 2017 acquisition of Bureau van Dijk, August 2018 acquisition of Omega Performance, and October 2018 acquisition of Reis Inc. Inorganic revenue for Bureau van Dijk includes revenue from the start of the period until August 10, 2018. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended December 31,
Amounts in millions	2018	2017	Change	Growth
MA revenue	$464.7	$440.8	$23.9	5%
Omega Performance revenue	(3.0)	-	(3.0)
Reis Inc. revenue	(8.3)	-	(8.3)
Organic MA revenue	$453.4	$440.8	$12.6	3%

	Year Ended December 31,
Amounts in millions	2018	2017	Change	Growth
MA revenue	$1,730.3	$1,430.3	$300.0	21%
Inorganic Bureau van Dijk revenue from January 1, 2018 through August 10, 2018	(190.0)	-	(190.0)
Omega Performance revenue	(3.4)	-	(3.4)
Reis Inc. revenue	(8.3)	-	(8.3)
Organic MA revenue	$1,528.6	$1,430.3	$98.3	7%

	Three Months Ended December 31,
Amounts in millions	2018	2017	Change	Growth
RD&A revenue	$302.4	$258.0	$44.4	17%
Reis Inc. revenue	(8.3)	-	(8.3)
Organic RD&A revenue	$294.1	$258.0	$36.1	14%

	Three Months Ended December 31,
Amounts in millions	2018	2017	Change	Growth
PS revenue	$43.5	$40.0	$3.5	9%
Omega Performance revenue	(3.0)	-	(3.0)
Organic PS revenue	$40.5	$40.0	$0.5	1%

Table 12 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems this metric to be a useful measure to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of amortization of acquired intangible assets, Acquisition-Related Expenses, restructuring charges, the Purchase Price Hedge Gain, the CCXI Gain, the effects of U.S. tax reform and certain adjustments relating to the Company’s non-U.S. uncertain tax positions (UTPs).

The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. Additionally, the Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-related expenses from other acquisitions were not material.

The Company excludes the Purchase Price Hedge Gain, the CCXI Gain and restructuring charges to provide additional perspective on the Company’s operating results from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Furthermore, U.S. tax reform as well as changes in tax laws in Europe were both enacted in the fourth quarter of 2017, resulting in significant adjustments to the tax provision. The Company excludes these adjustments as well as the impact of 2018 adjustments pursuant to U.S. tax reform and certain adjustments relating to the Company’s non-U.S. UTPs, which resulted in significant adjustments to the provision for income taxes in 2018. The Company excludes these items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three months ended December 31,				Year ended December 31,
Amounts in millions	2018		2017		2018		2017
Net income attributable to Moody's common shareholders		$250.3		$25.5		$1,309.6		$1,000.6
CCXI Gain		-		-		-		(59.7)
Pre-Tax Purchase Price Hedge Gain	$-		$-		$-		$(111.1)
Tax on Purchase Price Hedge Gain	-		-		-		38.8
Net Purchase Price Hedge Gain		-		-		-		(72.3)
Pre-Tax Acquisition-Related Expenses	$4.2		$5.8		$8.3		$22.5
Tax on Acquisition-Related Expenses	(1.1)		(2.0)		(2.1)		(3.6)
Net Acquisition-Related Expenses (1)		3.1		3.8		6.2		18.9
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$26.3		$25.5		$101.7		$61.4
Tax on Acquisition-Related Intangible Amortization Expenses	(6.0)		(6.3)		(23.0)		(16.2)
Net Acquisition-Related Intangible Amortization Expenses		20.3		19.2		78.7		45.2
Net impact of U.S. tax reform		5.7		247.3		(59.0)		247.3
Net impact of U.S. tax reform/European statutory tax rate change on deferred taxes		-		(1.7)		-		(1.7)
Increase to non-U.S. UTPs		-		-		63.9		-
Pre-Tax Restructuring	$48.7		$-		$48.7		$-
Tax on Restructuring	(11.9)		-		(11.9)		-
Net Restructuring		36.8				36.8
Adjusted Net Income		$316.2		$294.1		$1,436.2		$1,178.3

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 12 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders Continued

	Three months ended December 31,				Year ended December 31,
	2018		2017		2018		2017
Earnings per share attributable to Moody's common shareholders		$1.29		$0.13		$6.74		$5.15
CCXI Gain		-		-		-		(0.31)
Pre-Tax Purchase Price Hedge Gain	$-		$-		$-		$(0.57)
Tax on Purchase Price Hedge Gain	-		-		-		0.20
Net Purchase Price Hedge Gain		-		-		-		(0.37)
Pre-Tax Acquisition-Related Expenses	$0.02		$0.03		$0.04		$0.12
Tax on Acquisition-Related Expenses	-		(0.01)		(0.01)		(0.02)
Net Acquisition-Related Expenses (1)		0.02		0.02		0.03		0.10
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.14		$0.13		$0.52		$0.32
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.03)		(0.12)		(0.09)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.10		0.40		0.23
Net impact of U.S. tax reform		0.03		1.27		(0.30)		1.28
Net impact of U.S. tax reform/ European statutory tax rate change on deferred taxes		-		(0.01)		-		(0.01)
Increase to non-U.S. UTPs		-		-		0.33		-
Pre-Tax Restructuring	$0.25		$-		$0.25		$-
Tax on Restructuring	(0.06)		-		(0.06)		-
Net Restructuring		0.19		-		0.19		-

Adjusted Diluted EPS		$1.63		$1.51		$7.39		$6.07

(1) Certain of these Acquisition-Related Expenses are not deductible for tax.

Table 13 - 2019 Outlook

Moody’s outlook for 2019 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the level of debt capital markets activity. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.27 to £1 and for the euro (€) of $1.14 to €1.

Full Year 2019 Moody's Corporation Guidance as of February 15, 2019

MOODY'S CORPORATION
Revenue	increase in the mid-single-digit percent range
Operating expenses	increase in the mid-single-digit percent range
Operating margin	approximately 43%
Adjusted operating margin (1)	approximately 48%
Interest expense, net	$200 - $225 million
Effective tax rate	21% - 22%
Diluted EPS	$7.30 to $7.55
Adjusted diluted EPS (1)	$7.85 to $8.10
Operating cash flow	$1.7 to $1.8 billion
Free cash flow (1)	$1.6 to $1.7 billion
Share repurchases	approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)

(1) These metrics are adjusted measures. See below for a reconciliation of these measures to their comparable GAAP measure.

Full Year 2019 Moody's Corporation Guidance as of February 15, 2019

MIS
MIS global	increase in the low-single-digit percent range
MIS U.S.	increase in the low-single-digit percent range
MIS non-U.S.	approximately flat
MIS adjusted operating margin	approximately 58%

MA
MA global	increase in the low-double-digit percent range
MA U.S.	increase in the mid-teens percent range
MA non-U.S.	increase in the high-single-digit percent range
MA adjusted operating margin	29% - 30%

Table 13 - 2019 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2019
Operating margin guidance	Approximately 43%
Depreciation and amortization	Approximately 4%
Restructuring	Approximately 1%
Acquisition-Related Expenses	Negligible
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended
December 31, 2019
Operating cash flow guidance	$1.7 to $1.8 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	$1.6 to $1.7 billion

Projected for the Year Ended
December 31, 2019
Diluted EPS	$7.30 to $7.55
Acquisition-related intangibles	Approximately $0.40
Restructuring	Approximately $0.10
Acquisition-Related Expenses	Approximately $0.05
Adjusted diluted EPS	$7.85 to $8.10

CONTACT:
Salli Schwartz
Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com

Michael Adler
Corporate Communications
212.553.4667
michael.adler@moodys.com